Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Bruce T. Quigley	Charles Messman, Todd Kehrli
Vice President of Business Development	MKR Group
And Investor Relations	(818) 556-3700
Smith Micro Software, Inc.	ir@mkr-group.com
(949) 362-5800
bquigley@smithmicro.com
SMITH MICRO SOFTWARE ANNOUNCES ACQUISITION OF PHOTAGS, INC.
Acquisition of Innovative Multimedia Software Company for Next Generation Mobile Devices Allows Wireless Carriers and Handset Manufacturers to Offer Leading Edge Music and Photo Management Solutions
     ALISO VIEJO, Calif.— (April 3, 2006) — Smith Micro Software Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and services for the wireless market, today announced it has signed a Purchase Agreement to acquire PhoTags, Inc., a Delaware Corporation with offices in New York and Jerusalem, Israel. PhoTags is a leading developer and marketer of revolutionary photo and music management technology. The company’s pioneering product suite known as Active Images™ turns any JPEG file into a self-contained multimedia messaging system, allowing users to send text messages, music, sound files, documents and more — all in a single JPEG file.
     Among PhoTags’ product suite is Mobile MusicLink™, an innovative music management solution which assists users enhance the media-rich features found in many of today’s mobile phones. Mobile MusicLink allows users to simplify managing their music files, buy music from an online store, manage music files on a PC and assist in transferring music to a mobile phone from the PC. In addition, the Mobile MusicLink solution offers wireless carriers the opportunity to brand a multimedia manager that resides on the PC.
     PhoTags Inc.’s patented Active Images technology is designed to easily add any type of metadata or media file to a JPEG Image. Watermarks, forms, text messages, music, links to Internet sites, voice recordings, portable digital wallet information, and even videos can all be stored in a JPEG image, and accessed on any device that has the Active Image thin client application installed.
     Mobile phones and wireless devices with limited display real estate can now retrieve text, voice messages, music files, and forms from a JPEG image without the need for an additional user interface. The PhoTags technology will allow wireless customers to manage the photos and music

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they store on their handsets using their PCs. This technology plays directly into Smith Micro’s strategy of broadening its wireless product offerings and provides for the first time that carriers and handset manufacturers can provide enhanced music and photo management technology that can reside directly in the handset and on a consumers PC. In addition to broadening Smith Micro’s family of mobility products, the PhoTags acquisition will help expand Smith Micro’s ability to serve OEM customers in Europe and Asia through an international sales and support office now based in Jerusalem, Israel now renamed Smith Micro Software, Israel.
     “We are very excited to bring PhoTags, Inc. into the Smith Micro family,” said William W. Smith, Jr., Smith Micro’s President and CEO. “PhoTags’ music and photo management technology and their talented people bring us a new opportunity as we continue to expand our product offerings to wireless carriers and handset manufacturers. With the explosive expansion of wireless phones with camera and music capability, carriers and handset providers need music and photo management technology which will allow consumers to easily manage all of this data between their handsets and PCs, be it pictures, full motion video or audio. The patented technology from PhoTags provides a seamless and cost effective answer for our wireless carriers and handset manufacturer customers.”
     Pursuant to the terms of the purchase agreement, Smith Micro will assume $2 million in liabilities and approximately 400,000 shares of Smith Micro shares to purchase all outstanding shares of PhoTags, Inc. In addition, an earn-out payment of up to an additional $3.5 million in either cash or Smith Micro shares, the choice of which is at Smith Micro’s discretion, if the PhoTags’ business line achieves certain milestones over a 15-month period beginning April 1, 2006.
     The company will hold a conference call today at 4:00 pm EST, April 3, 2006 to further discuss the details of the PhoTags acquisition. Dial-in number is 800-240-2430. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at http://www.videonewswire.com/event.asp?id=33117
     About PhoTags, Inc.
PhoTags Inc. develops Portable Infolmaging solutions based on its patented Active Captions technology. Active captions enables standard JPEG photos to display visible, non destructible text, graphics and images and have them turned on and off at anytime. Active Captions are being used in photo management applications, as non-destructible visible watermarks and imbedded directly into cameras. Photags also provides advanced music management software for OEM applications. For more information, visit the PhoTags web site at www.photags.com.
     About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication, broadband and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on Wireless and Broadband technologies and the Internet, the company’s products and services enable wireless communications, file and image compression, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, and traditional computer telephony. The Consumer division develops and publishes

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award-winning software solutions for Windows and Macintosh, empowering users in the areas of information access, removal, recovery, security, and Internet distribution. Our leading brands are QuickLink®, StuffIt®, Internet Cleanup™ and Spring Cleaning®. Smith Micro’s complete line of products are available primarily online at the company’s websites, direct from our enterprise group, retailers, and through original equipment manufacturers (OEMs). Smith Micro’s common stock trades on The Nasdaq Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800.
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in segments of the company. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from distribution customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.
Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
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